INVESTORS MANAGEMENT GROUP
VINTAGE MUTUAL FUNDS, INC.
IOWA SCHOOLS JOINT INVESTMENT TRUST
IOWA PUBLIC AGENCY INVESTMENT TRUST

CODE OF ETHICS PURSUANT TO RULE 17j-1

OF THE INVESTMENT COMPANY ACT OF 1940

POLICIES AND PROCEDURES TO PREVENT MISUSE

OF NON-PUBLIC INFORMATION PURSUANT TO SECTION 204A

OF THE INVESTMENT ADVISERS ACT OF 1940

INTRODUCTION

Attached is the Code of Ethics (the “Code”) of Investors Management Group (“IMG”) in effect as of October 1, 2000, with respect to all registered investment companies for which IMG acts as investment adviser (such registered investment companies are collectively referred to herein as “Funds or Fund”), as required by Rule 17j-1 of the Investment Company Act of 1940, as amended (the “Act”).  The Code governs conflicts of interest in personal securities transactions that can arise when persons associated with IMG invest in securities that are held or are to be acquired by the Funds or other accounts for which IMG acts as the investment adviser (“managed accounts”).

Also attached are the Policies and Procedures (the “Policy Statement”) required by Section 204A of the Investment Advisers Act of 1940, as amended, which are reasonably designed, taking into consideration the nature of IMG’s business, to prevent IMG and any associated person or entity from trading in securities while in possession of material, non-public information (“insider trading”).

Also attached are the Policies and Procedures for each registered investment company covered by this policy, specifically, Vintage Mutual Funds, Inc. (“Vintage”), Iowa Schools Joint Investment Trust (“ISJIT”) and Iowa Public Agency Investment Trust (“IPAIT”) required by Amendments to Rule 17j-1 of the Act dated August 20, 1999, effective October 29, 1999 and phased in beginning March 1, 2000.

All IMG directors, officers and employees and all other persons to whom this Code and Policy Statement apply must read, acknowledge receipt and understanding of, and retain this Code and Policy Statement for future reference.

Any questions regarding the Code and Policy Statement should be referred to the Compliance Officer as appointed by the Board of Directors of IMG.

THE CODE AND POLICY STATEMENT

I. PROHIBITED CONDUCT

A.                                   All persons associated with Investors Management Group, Ltd., (“IMG”) are prohibited from engaging in, or recommending, any securities transaction which places their interests above that of any Fund or managed account.  Similarly, all associated persons(1) are prohibited from recommending securities transactions, with certain exceptions (See Section III. C.), by any Fund or managed account without disclosing his or her interest, if any, in any such securities or the issuer thereof, including without limitation:

1.                                       any direct or indirect beneficial ownership of any securities of such issuer;

2.                                       any contemplated transaction by such person in such securities;

3.                                       any position with such issuer or its affiliates; and

4.                                       any present or proposed business relationship between such issuer or its affiliates and such person or any parties in which such person has a significant interest.

(1)          Associated Persons are directors, officers and employees of IMG and any other person who controls IMG or is controlled by or under common control with IMG.

B.                                     All associated persons are prohibited from divulging information about clients or about IMG that is confidential, unless it is properly within his or her duties or is required by law.

C.                                     All associated persons are prohibited from engaging in any securities transaction, including Funds or managed accounts, for their own benefit or the benefit of others, while in possession of material, non-public information concerning such securities.

“Material” information means information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have an effect on the price of a company’s securities.

Information that should be considered material includes, but is not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant expansion or curtailment of operations, a significant increase or decline in orders, significant new products or discoveries, extraordinary borrowing, purchase or sale of substantial assets, significant merger or acquisition proposals or, major litigation problems, and extraordinary management developments.

“Material” information does not have to relate to a company’s business, for example, information about the contents of a forthcoming newspaper or magazine article that is expected to affect the price of a security should be considered material.  Similarly, information concerning significant transactions that IMG intends to execute on behalf of Funds or managed accounts could be material information and is prohibited from being communicated.

Information is non-public until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public, for example, information appearing in the Dow Jones Newswire Service, Reuters Economic Services, the Wall Street Journal or other publications of general circulation would be considered public.

D.                                    All associated persons are prohibited from communicating material, non-public information concerning any security to others unless it is properly within his or her duties or is required by law.

II. PENALTIES

Penalties for trading on or merely communicating material, non-public information are severe, both for the individuals involved in such unlawful conduct and for their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

•                                          TREBLE DAMAGES, i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited.

•                                          CIVIL FINES - for the employer or other controlling person to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided; and CRIMINAL PENALTIES of up to $2.5 million.

•                                          JAIL SENTENCES - Up to 10 years.

•                                          DISGORGEMENT OF PROFITS

•                                          CIVIL INJUNCTIONS

In addition to the penalties set forth above, penalties for violation of Rule 17j-1 of the Act may include fines of up to $10,000, as well as jail sentences of up to five years.  Violation of this Code and Policy Statement can also be expected to result in serious sanctions with IMG, including dismissal of the persons involved.

III. CODE OF ETHICS

A.                                   Purposes

In general, the following policies govern the personal investment activities of employees and directors of IMG.  It is the duty of such persons to place the interests of the Funds or any portfolios advised by IMG first.  All such persons shall also conduct personal securities transactions in a manner that is consistent with this Code of Ethics and that avoids any actual or potential conflict of interest or any abuse of a position of trust and responsibility.  Further, no such person shall take inappropriate advantage of his or her position.

Rule 17j-1 under the Act generally proscribes fraudulent or manipulative practices with respect to purchased or sales of securities held or to be acquired by investment companies.  The purpose of this Code of Ethics is to provide procedures consistent with the Act and Rule 17j-1 designed to give effect to the general prohibitions set forth in Rule 17j-1(a).

It is a violation of this Code for any associated person of an investment adviser to a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or to be acquired by such registered investment company:

1.                                       To employ any device, scheme or artifice to defraud such registered investment company;

2.                                       To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

3.                                       To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

4.                                       To engage in any manipulative practice with respect to such registered investment company.

B.                                     Definitions for this Section III

1.                                       “Access Person” means each director or officer of IMG and each employee of IMG who, with respect to the Funds and any managed accounts, makes any recommendation, participates in the determination of which recommendation shall be made, or whose principal function or duties relate to the determination of which recommendation shall be made to any Fund or managed account; or who, in connection with his regular duties, obtains any information concerning securities recommendations being made by IMG to any Fund or managed accounts.

2.                                       “Beneficial Ownership” shall be interpreted in the same manner as it would be in determining whether a person is subject to the provisions of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has acquired (see Appendix A).

3.                                       “Fund Manager” means those IMG employees named as portfolio managers for a Fund in the Fund Prospectus.

4.                                       “Investment Person” means those IMG employees who trade securities, analyze investments, or manage portfolios (other than the Funds).

5.                                       “Control” means the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.  Any person who owns beneficially, either directly or through one or more controlled companies, more than 25 percent of the voting securities of a company shall be presumed to control such company.

6.                                       “Purchase or Sale of a Security” includes every contract of sale or disposition of, attempt or offer to dispose of, or solicitation of an offer to buy, a security or interest in a security, for value including, among other things, the writing of an option to purchase or sell a security.

7.                                       “Security” shall have the meaning set forth in Section 2(a)(36) of the Act, i.e. “any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, reorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.”  For purposes of this Section III, security shall not include direct obligations of the Government of the United States, bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements; and shares issued by open-end investment companies.

C.                                     Prohibited Transactions

1.                                       A Fund Manager may not purchase or sell, directly or indirectly, any security in his or her own account that has been purchased by the Fund so managed.  Each security purchased by the Funds will appear on the Restricted List.

2.                                       An Investment or Access Person shall not purchase or sell, directly or indirectly, a security in his or her own account on a day when any Fund has a pending buy or sell order for the same security.

3.                                       Fund Managers and Investment Persons are prohibited from acquiring securities in his or her own account in an initial public offering or in a limited offering.

4.                                       For Fund Managers and Investment Persons, purchases and sales, or sales and purchases, of the same or equivalent securities in his or her own account which are held in a Fund or for which a Fund has a pending buy or sell order or which are being considered for purchase by a Fund within 60-calendar days resulting in a profit is prohibited.

5.                                       No Access Person shall effect a purchase and sale or sale and purchase in his or her own account when any managed account has a pending buy or sell order in the same security without preclearance approval from the Compliance Officer.

D.                                    Allowed Transactions

A list (“IMG Restricted List”) of securities that require preclearance will be maintained by the Compliance Officer.  All transactions not listed on the IMG Restricted List or listed as prohibited in Section III, C of this Code will be allowed.  Every Access Person, Investment Person and Fund Manager must complete the Securities Transaction Preclearance Process (See Appendix B) prior to purchasing or selling any securities on the IMG Restricted List for his or her own account.  For transactions on days subsequent to the initial approval date, additional approvals must be obtained.

E.                                      Preclearance

Every Access Person, Investment Person and Fund Manager shall receive preclearance for all personal securities transactions using the electronic process as described in Appendix B.  Using the procedure the Compliance Officer must indicate approval for the transaction prior to its execution.  The Compliance Officer will confirm that the transaction may be completed with the Equity Trader and the appropriate Fund Managers.  The electronic procedure must be completed for all securities on the IMG Restricted List.  Following all transactions a duplicate copy of the trade confirmation must be submitted to the Compliance Officer.

For private placements, in addition to preclearance, Fund Managers and Investment Persons shall disclose their involvement, if any, in a decision to invest in such an issuer on behalf of the Fund.  The preclearance decision for such investments shall be reviewed by the Compliance Officer or other independent Investment Person if the Compliance Officer is not independent.

F.                                      Prohibited Activities

1.                                       Fund Managers and Investment Persons are prohibited from accepting gifts, other than de minimus, from persons or entities doing business with or on behalf of the Funds.  Such individuals are further prohibited from service on boards of publicly traded companies, absent prior authorization of the Compliance Officer.

2.                                       No Access Person, Investment Person, or Fund Manager shall reveal to any other person (except in the normal course of his or her duties on behalf of a Fund) any information regarding securities transactions by the Fund and under consideration by the Fund or by IMG of any such securities transaction.

3.                                       No Investment Person or Fund Manager shall recommend any securities transaction by a Fund without having disclosed to the Compliance Officer his or her interest, if any, in such securities or the issuer thereof, including without limitation (a) his or her direct or indirect beneficial ownership of any securities of such issuer; (b) any contemplated transaction by such person in such securities; (c) any position with such issuer or its affiliates; and (d) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other; provided, however, that in the event the interest of such Access Person, Investment Person or Fund Manager is such securities or issuer is not material to his or her personal net worth and any contemplated transaction by such person in such securities cannot reasonably be expected to have a material adverse effect on any such transaction by the Fund or on the market for the securities generally, such Access Person shall not be required to disclose his or her interest in the securities or issuer thereof in connection with any such recommendation.

G.                                     Reporting

1.                                       Every Access Person, Investment Person and Fund Manager shall report, using the electronic process (see Appendix B), to the Compliance Officer the information described in Section III. G. 2. of this Code with respect to transactions in any security in which such person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership in the security; provided, however, that such persons shall not be required to make a report with respect to (i) transactions in U.S. government securities, bankers’ acceptance, bank certificates of deposit, commercial paper and shares of registered open-end investment companies; (ii) transactions effected for any account over which such person does not have any direct or indirect influence or control; (iii) transactions in securities which the Funds are not eligible to purchase or sell; (iv) transactions which are non-volitional on the part of the Access Person of the Fund; (v) transactions effected pursuant to any automatic dividend reinvestment plan or payroll deduction plan or other similar automatic investment program; or (vi) transactions effected involving the purchase and sale of AMCORE Financial, Inc. stock.

2.                                       The Securities Transaction Reporting process as described in Appendix B, shall be completed not later than ten days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information:

a.                                       The date of the transaction, the issuer and the number of shares, and the principal amount of each security involved;

b.                                      The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

c.                                       The price at which the transaction was effected; and

d.                                      The name of the broker, dealer or bank with or through whom the transaction was effected.

3.                                       The Securities Transaction Reporting process may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect beneficial ownership in the security to which the report relates.

4.                                       The Compliance Officer shall submit to the Board of Directors of each Fund no less frequently than annually, a written report, Quarterly Investment Compliance Report (Appendix E), which:

a.                                       Describes any issues arising under the code of ethics or procedures since the last report to the board of directors, including, but not, limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

b.                                      Certifies that the Fund and IMG have adopted procedures reasonably necessary to prevent Access Persons from violation of the code.

5.                                       Access Persons shall submit a report of their personal investment holdings at the time of their hiring and annually thereafter.  (See Appendix C)  The securities listed on this report shall be those held at the time of the report and which conform to the criteria required under the transactions guidelines provided in Section III. G. 1. and 2. of this Code.

6.                                       The Quarterly Investment Compliance Report completed by the Compliance Officer under this Section shall be submitted quarterly to the Board of Directors of the Funds as set forth in Section III. G. 4.

H.                                    Sanctions

Upon discovering a violation of this Code, the Board of Directors of a Fund may impose such sanctions as it deems appropriate, including, among other things, disgorgement of certain profits, unwinding of trades, a letter of censure or suspension or termination of the violator’s relationship with the Fund.

IV. GUIDELINES TO CONSIDER BEFORE INVESTING

A.                                   Prior to engagement in any personal security transaction, ask yourself the following questions:

1.                                       Is, to your knowledge, the security you are considering, being purchased or sold or subject to a program for purchase or sale by a Fund or managed account?

2.                                       Is the security, to your knowledge, being considered for purchase or sale by a Fund or other managed account?  (A security is being considered for purchase or sale whenever a recommendation to purchase or sell such security has been made to an investment officer or other appropriate officer for a Fund, or person performing a similar function for a managed account, and such person has not affirmatively rejected such recommendation.)

B.                                     With respect to securities about which you may have potential inside information, before trading for yourself or others, including Funds or managed accounts, ask yourself the following questions:

1.                                       Is the information material?  If this information that an investor would consider important in making his or her investment decision?  Is this information that would substantially affect the market price of the securities if generally disclosed?

2.                                       Is the information non-public?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being published in the Dow Jones Newswire service, Reuters, Economic Services, The Wall Street Journal, or other publications of general circulation?

C.                                     If, after consideration of the items set forth in paragraphs 1 and 2 above, there are any unresolved questions as to the applicability or interpretation of the foregoing procedures or as to the propriety of trading on such information, you should contact the Compliance Officer before seeking approval to trade or communicating the information to anyone.

V.  RESTRICTING ACCESS TO MATERIAL NON-PUBLIC INFORMATION

Information in your possession that you identify as material and non-public may not be communicated to anyone, including persons within IMG, except the Compliance Officer.  In addition, care should be taken so that such information is secure.  For example, files containing material, non-public information should be sealed and access to computer files containing material non-public information should be restricted.

APPENDIX A

The term “beneficial ownership” of securities includes not only ownership of securities held by an Access Person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account by pledges, or securities owned by a partnership which he or she should regard as a personal holding corporation.  Correspondingly, this term would exclude securities held by an Access Person for the benefit of someone else.

This term does not include securities held by executors or administrators in estates in which an Access Person is a legatee or beneficiary, unless there is a separate legacy to such person of such securities, or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent’s death.

Securities held in the name of another should be considered as “beneficially” owned by an Access Person where such person enjoys “benefits substantially equivalent to ownership”.  The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children.  Absent special circumstances, such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

An Access Person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contract, understanding, relationship, agreement, or other arrangement, he or she obtains therefrom benefits substantially equivalent to those of ownership.  Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an Access Person may in itself indicate that the Access Person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative.  Thus, absent countervailing facts, it is expected that securities held by a relative sharing the same home as an Access Person will be treated as being a beneficial owner by the Access Person.

An Access Person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or an other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself or herself at once or at some future time.

APPENDIX B

SECURITIES TRANSACTION REPORTING PROCESS FORMAT

The Compliance Officer will prepare an email detailing the transactions for the period for each person required to report securities transactions.  This email will be sent to the reporting person on some business day prior to the tenth day after each quarter end.  The reporting person is required to respond via email to the Compliance Officer by or on the tenth business day of the month following quarter-end.  The format for the report will be similar to the following

Date	Quantity of Security	Name of Security	Purchase or Sale	Name of Broker, Dealer or Bank

This report excludes (i) transactions in U.S. government securities, bankers’ acceptance, bank certificates of deposit, commercial paper and shares of registered open-end investment companies; (ii) transactions effected for any account over which such person does not have any direct or indirect influence or control; (iii) transactions in securities which the Funds are not eligible to purchase or sell; (iv) transactions which are non-volitional on the part of the Access Person of the Fund; (v) transactions effected pursuant to any automatic dividend reinvestment plan or payroll deduction plan or other similar automatic investment program; or (iv) transactions effected involving the purchase and sale of AMCORE Financial, Inc. stock.  All other securities transactions must be reported.  This report is not an admission that he or she has or had any direct or indirect beneficial ownership in the securities listed.  Security transaction report must be transmitted by or on the 10th of the month following quarter-end.

PRE-CLEARANCE PROCESS FORMAT

The individual requesting approval to proceed with a transaction will email the Compliance Officer with the details of the transaction (quantity, issue, and purchase/sale).  The Compliance Officer will contact the Equity Trader and the appropriate Fund managers via email to preclear the transaction in a certain time frame (a minimum of two hours).  The Compliance Officer will communicate to the individual via email whether to proceed with the transaction.  The Chief Investment Officer will review the transactions if the Compliance Officer is not available.

APPENDIX C

INITIAL AND/OR ANNUAL HOLDINGS REPORT

Name and Address of Broker, Dealer or Bank(s)	Account Number(s)	If New Account, Date Established

Attached are the Covered Securities beneficially owned by me as of the date of this Initial and/or Annual Holdings Report.

Print or Type Name

Signature

Date

APPENDIX D

CERTIFICATION OF COMPLIANCE

               I hereby certify that I have thoroughly read and understand and agree to abide by the conditions set forth in the foregoing Code and Policy Statement.  I further certify that, during the time of my affiliation with IMG, I will comply or have complied with the requirements of this Code and Policy Statement and will disclose/report or have disclosed/reported all personal securities transactions required to be disclosed/reported by the Code and Policy Statement.

               If I am deemed to be an Access person under this Code and Policy Statement, I certify that I will comply or have complied with the Code and Policy Statement and submit my Initial and/or Annual Holdings Report.  I further certify that I will direct or have directed each broker, dealer or bank with whom I have an account or accounts to send to the IMG Compliance Officer duplicate copies of all confirmations and statements relating to my account(s).

               I also understand that any violations of such Code and Policy Statement may subject me to dismissal from Investors Management Group or its Board of Directors.

Date:
Printed Name

Signature

APPENDIX E

VINTAGE MUTUAL FUNDS, INC.

IOWA SCHOOLS JOINT INVESTMENT TRUST

IOWA PUBLIC AGENCY INVESTMENT TRUST

QUARTERLY INVESTMENT COMPLIANCE REPORT

The undersigned hereby certifies to the Board of Directors of the Funds as follows:

1.                                       I am not aware of any financial, legal or other difficulties with any of our investments since the last report.

2.                                       I am not aware of any securities failed to be delivered since the last report.

3.                                       I am not aware of any lending of Fund securities since the last report.

4.                                       The Funds have not purchased any securities from affiliated underwriting syndicates since the last report. Rule 10f-3 requires that the directors adopt special procedures before making purchases of this type.

5.                                       I am not aware of any purchases of securities by the Funds from any affiliated person, or affiliate of an affiliated person, acting as principal.

6.                                       The Funds have not purchased any securities through an affiliated broker, as agent, since the last report.  Rule 17e-1 requires that special procedures are adopted by the directors before purchases or sales can be made through an affiliated broker.

7.                                       The Funds have qualified under Subchapter M of Chapter 1 of the Internal Revenue Code of 1986, as amended, as a “regulated investment company”.  The Funds derive at least 90% of its gross income from dividends, interest and gains from the sale of securities; invests in securities within certain statutory limits; and has distributed or will distribute sufficient amounts of ordinary income and capital gains to avoid income tax and the 4% excise tax.

8.                                       The Funds have not exceeded the Investment Restrictions set forth in its prospectus.

I affirm that I have reviewed all the investment transactions made by the Funds since the last report and find that they comply with the investment objectives and restrictions of the Funds.  I certify that the Fund and IMG have adopted procedures reasonably necessary to prevent Access Persons from violation of the codes of ethics. I certify that no violations of the personal securities transactions reporting process were detected.

Date	Mary Dotterer

Investors Management Group

Code of Ethics Procedures

1.                                       The purpose of the IMG Code of Ethics is to prevent fraudulent or manipulative practices with respect to personal transactions of securities held or to be acquired by the Funds and managed accounts.

2.                                       All Access Persons must read, understand and comply with the IMG Code of Ethics and Policy Statement; a certification of such must be made annually, following the annual review of the Code and Policy Statement by IMG.  (See Appendix D)

3.                                       All Access Persons must complete the Securities Transaction Pre-Clearance Process and receive approval from the Compliance Officer prior to purchasing or selling any securities for his or her own account.  A transaction involving any security included on the IMG Restricted List must be precleared.  For transactions on days subsequent to the initial approval date, additional approvals must be obtained.

4.                                       Securities shall not be purchased or sold by an Access Person for his or her own account at the same time that any Fund has a pending buy or sell order for the same security.

5.                                       A Fund Manager may not purchase or sell, directly or indirectly, any security in his or her own account that has been purchased by the Fund so managed.  Each security purchased by the Funds will appear on the Restricted List.

6.                                       A duplicate copy of Trade Confirmations must be submitted to the Compliance Officer for all trades executed.

7.                                       Within ten days of the end of each calendar quarter, each Access Person, shall complete the Securities Transaction Reporting Process.

8.                                       Within 30 days of the end of each calendar quarter, the Compliance Officer will review the Transactions Reports and Pre-Clearance Requests for potential violations of the IMG Code of Ethics.  The IMG Chief Investment Officer will review the Compliance Officers transactions, if any.

9.                                       Certain securities transactions may be exempted from the Code’s provisions.  Such exemptions shall be documented by the written approval of the IMG Compliance Officer, such approval stating the basis for the exemption.  Further, such written exemption must be subsequently reported to the Fund’s Board for further disposition if such is required.

10.                                 Security transaction violations of the IMG Code of Ethics must be reported to the Board of Directors of the Fund by the IMG Compliance Officer not later than the next Board of Directors meeting.

11.                                 Access Persons must submit a list of personal holdings at the time of hiring, and annually thereafter, to the Compliance Officer. (See Appendix C)

12.                                 Prohibitions include the following:

A.                                   No Access Person shall recommend any security transactions by a Fund without having disclosed his or her interest in such securities (see #11).

B.                                     Investment Persons and Fund Managers are prohibited from acquiring Initial Public Offerings or Limited Offerings.

C.                                     Short-term (60 days) trades for profit are prohibited for Investment Persons and Fund Managers except for those securities which are neither held nor are being purchased or sold by a Fund nor are being considered for purchase by a Fund.

D.                                    Investment Persons and Fund Managers and immediate family are prohibited from accepting all but “de minimus” gifts, i.e. a meal, a box of candy, golfing etc.  Significant gifts such as, but not limited to, plane fares, hotel accommodations, electronic equipment, etc. are strictly prohibited.  When in doubt, return or reject the gift.

E.                                      No Access Person shall reveal to any person (with certain exceptions) any information regarding securities transactions by the Fund.

F.                                      Investment Persons and Fund Managers may not invest in a private placement without obtaining advance approval from the Compliance Officer.

G.                                     Investment Persons and Fund Managers are prohibited from serving on boards of publicly traded companies without prior authorization of the Compliance Officer.

13.                                 Material non-public information should be communicated to the Compliance Officer.  Material non-public information may not be used when making investment decisions nor may it be communicated with anyone except the Compliance Officer. Care should be taken to protect such information.

14.                                 Violations of the law, regulations or the Code may result in sanctions, fines and jail sentences.

15.                                 A list of IMG persons subject to compliance is attached and will be updated by the Compliance Officer as appropriate.

16.                                 The Compliance Officer will provide the Fund Board of Directors with, no less frequently that annually, a report of any violations of the code of ethics.

17.                                 The Compliance Officer will certify that the Funds and IMG have adopted procedures reasonably necessary to prevent Access Persons from violation of the code.

Investors Management Group

Persons Subject to Compliance

As of July 30, 2003

The individuals listed below are designated by the appropriate check mark as defined in the IMG Code of Ethics.

Name	Fund Manager	Investment Person	Access Person
John Benjamin	☐	☒	☐
Cindy Bennett	☐	☒	☐
Michelle Boisvert	☐	☒	☐
Patricia Bonavia	☐	☐	☒
Denise Brown	☐	☐	☒
Jason Clevenger	☐	☒	☐
Michael Collet	☐	☐	☒
Kevin Croft	☒	☐	☐
Rachel Cropp	☐	☒	☐
Mary Dotterer	☐	☐	☒
Scott Dudgeon	☒	☐	☐
Lori Frith	☐	☒	☐
Tracey Garst	☐	☒	☐
Matt Hanson	☐	☐	☒
Stephanie Jacobs	☐	☐	☒
Brian Jones	☐	☒	☐
Vicki Keast	☐	☒	☐
Edward Krekeler	☐	☒	☐
Tamara Kulow	☐	☒	☐
Jeffrey Lorenzen	☒	☐	☐
Leasle Luebke	☐	☒	☐
Laurie Mardis	☒	☐	☐
Mark McClurg	☐	☐	☒
David Miles	☐	☐	☒
Amy Mitchell	☐	☐	☒
Julie O’Rourke	☐	☒	☐
Ryan Pautsch	☐	☒	☐
Donald Radtke	☐	☒	☐
James Richards	☒	☐	☐
James K. Say	☐	☒	☐
Sharon Schwengels	☐	☐	☒
Todd Voss	☐	☒	☐
Ozer Unal	☐	☒	☐
Gay Wallen	☐	☒	☐

Policies and Procedures for each registered investment company covered by this policy, specifically, Vintage Mutual Funds, Inc. (“Vintage”), Iowa Schools Joint Investment Trust (“ISJIT”) and Iowa Public Agency Investment Trust (“IPAIT”) (collectively the “Funds”) required by Amendments to Rule 17j-1 of the Act dated August 20, 1999, effective October 29, 1999 and phased in beginning March 1, 2000.

1.                                       The Fund board of directors must approve the Fund code of ethics as well as the codes of any investment adviser or principal underwriter to the Funds.

2.                                       The board must review annual reports from the Funds and any investment adviser or principal underwriter to the Funds regarding problems that have arisen under the codes during the past year.

3.                                       The Fund personnel must provide an initial report of their securities holdings to their employers when they become access persons and annual reports thereafter.

4.                                       Portfolio managers and others who participate in the Fund investment decisions must obtain advance approval for an investment in an initial public offering or private placement.

5.                                       The Fund must disclose in its registration statement the Fund policy on employees’ personal investment activities, as well as the policies of any investment adviser or principal underwriter to the Funds.

6.                                       The Fund must also disclose in its registration statement a copy of the Fund code of ethics, and the codes of any investment adviser or principal underwriter to the Funds.

I.                                         Additional Items of the Funds Policy

A.           It is the policy of the Funds that no “access person”(2) of the Funds shall engage in any act, practice or course or conduct that would violate the provisions of Rule 17j-1 of the Act.

B.             It is the policy of the Funds that no “access person” shall engage in any of the following practices (provided, however, that access persons who are affiliated persons of an investment adviser or principal underwriter to the Funds shall not be subject to these prohibitions since such persons are subject to the Code of Ethics of either the investment adviser or the principal underwriter):

(a)                                  Purchasing or selling, for his or her own account, a security on a day on which a Fund has, to the actual knowledge of such access person, a pending buy or sell order in that same security;

(b)                                 Serve as a director of any public company without disclosing such fact to the President of the Funds.

II.                                     Procedures

A.           In order to provide the Funds with information to enable it to determine with reasonable assurance whether the provisions of Rule 17j-1(a) are being observed by its access persons:

1)                                      Each access person of the Funds, other than a director who is not an “interested person” (as defined in the Act), shall submit reports as described in Exhibit A (“Securities Transactions Reporting Process”) to the IMG Compliance Officer, showing all transactions in “reportable

(2)          An “access person” is 1) any officer or director of the Funds, and each employee (if any) of the Funds who, in connection with his regular functions or duties, makes, participates in, or obtains information about the purchase or sale of a security by the Funds or whose functions or duties relate to the making of any recommendations regarding the purchases or sales by the funds, and 2) any person in a control relationship to the Funds.

securities” (as hereinafter defined) in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership(3).  Such reports shall be filed no later than 10 days after the end of each calendar quarter, but need not show transactions over which such person had no direct or indirect influence or control.

Notwithstanding the foregoing, any access person who is an officer, director or employee or other affiliated person of an investment adviser or the principal underwriter of the Funds, shall submit reports in accordance with such adviser’s or such underwriter’s Code of Ethics, as the case may be, and not this Code.

2)                                      Each director who is not an “interested person” of the Funds shall complete the same quarterly reporting process as required under paragraph (a), but only for a transaction in a reportable security where such director knew at the time of the transaction of, in the ordinary course of fulfilling official duties as a director, should have known that during the 15-day period immediately preceding or after the date of the transaction, such security is or was purchased or sold, or considered for purchase or sale, by the Funds.  No report is required if the director had no direct influence or control over the transaction.

B.             In light of the present investment objectives and policies of the respective Funds, the Funds do not believe that personal transactions by its access persons in any securities other than securities which the Funds are permitted to purchase would be prohibited by Rule 17j-1(a).  Accordingly, for purposes of subparagraphs (a) and (b) above, a “reportable security” includes only securities which the Funds would be permitted to acquire under its investment objectives and policies set forth in its then current prospectus under the Securities Act of 1933, and does not include securities issued or guaranteed by the United States Government, its agencies or instrumentalities, bankers’ acceptances, bank certificates of deposit, and commercial paper, and shares of registered open-end investment companies.  In the event the aforementioned investment objectives and policies change in the future, the Board would reconsider the scope of this reporting requirement in light of such change and Rule 17j-1.

1.                                       The IMG Compliance Officer shall notify each “access person” of the Funds who may be required to make reports pursuant to this Code that such person is subject to this reporting requirement and shall deliver a copy of this Code to each such person.

2.                                       The IMG Compliance Officer shall report to the Board of Directors:

(a)                                  at the next meeting following the receipt of any completed Securities Transaction Reporting Process information with respect to each reported transaction in a security which was held or acquired by a Fund within 15 days before or after the date of the reported transaction or at a time when, to the knowledge of the IMG Compliance Officer,  a Fund, or the respective investment adviser of a Fund, was considering the purchase or sale of such security;

(b)                                 with respect to any transaction not required to be reported to the Board by the operation of subparagraph (a) that the IMG Compliance Officer believes nonetheless may evidence a violation of this Code; and

(c)                                  any apparent violation of the reporting requirement.

(3)          “Beneficial ownership” of a security is determined in the same manner as it would be for the purposes of Section 16 of the Securities Exchange Act of 1934, except that such determination should apply to all securities. Generally, a person should consider himself the beneficial owner of securities held by his spouse, his minor children, a relative who shares his home, or other persons if by reason of any contract, understanding, relationship, agreement or other arrangement, he obtains from such securities benefits substantially equivalent to those of ownership.  He should also consider himself the beneficial owner of securities if he can vest or revest title to himself now or in the future.

3.                                       The IMG Compliance Officer shall submit to the Board of Directors of the Funds no less frequently than annually a written report, Quarterly Investment Compliance Report (Exhibit B), which:

c.                                       Describes any issues arising under the code of ethics or procedures since the last report to the Board of Directors, including, but not ,limited to, information about material violations of the code or procedures and sanctions imposed in response to the material violations; and

d.                                      Certifies that the Funds have adopted procedures reasonably necessary to prevent Access Persons from violation of the code of ethics.

4.                                       The Board shall consider reports made to it hereunder and shall determine whether the policies established in Section B above have been violated, and what sanctions, if any, should be imposed.  The Board shall review the operation of this policy at least once a year.

5.                                       This Code, a copy of each completed Securities Transaction Reporting Process by an access person and lists of all persons required to make reports shall be preserved with the Funds’ records for the period required by Rule 17j-1.